SCHEDULE 14A INFORMATION STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UNITED BANCORP, INC.
(Name of Registrant as Specified in its Charter)

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(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

November __, 2008

[Insert United Bancorp Logo]

UNITED BANCORP, INC.
205 East Chicago Boulevard
Tecumseh, Michigan 49286

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held November __, 2008

You are invited to attend a special meeting of shareholders of United Bancorp, Inc. at [insert place of meeting/address], on November __, 2008, at _____ p.m. local time. At the meeting, we will:

1.	Vote on a proposed amendment to our Restated Articles of Incorporation; and

2.	Conduct any other business that may properly come before the meeting.

You may vote at the meeting and any adjournment of the meeting if you were a shareholder of record at the close of business on November __, 2008.

Our proxy statement and enclosed proxy card are being sent to shareholders on and after November __, 2008.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

[Insert electronic signature]

Randal J. Rabe
Executive Vice President and Chief Financial Officer

Your vote is important to us.
Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

UNITED BANCORP, INC.
205 East Chicago Boulevard
Tecumseh, Michigan 49286

SPECIAL MEETING OF SHAREHOLDERS
November __, 2008

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend a special meeting of shareholders of United Bancorp, Inc. ("United" or the "Corporation") that will be held on November, __, 2008, [insert place of meeting/address], at _____ p.m. local time.

This proxy statement and the enclosed proxy card are being furnished to you on and after November __, 2008, in connection with the solicitation of proxies by United's board of directors for use at the special meeting. In this proxy statement, "we," "us" and "our" refer to United and "you" and "your" refer to United shareholders.

Purpose of Meeting

The purpose of the special meeting is to vote on a proposed amendment to the Restated Articles of Incorporation and conduct any other business that may properly come before the meeting. Your board of directors unanimously recommends that you vote FOR approval of the proposed amendment to the Restated Articles of Incorporation.

How to Vote Your Shares

You may vote at the special meeting or by proxy if you were a shareholder of record of United common stock on November __, 2008. You are entitled to one vote per share of United common stock that you own on each matter presented at the special meeting.

As of October 31, 2008, there were 5,052,573 shares of United common stock issued and outstanding.

Your shares will be voted at the special meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the approval of the proposed amendment to the Restated Articles of Incorporation. If other matters are presented at the special meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the special meeting.

You may revoke your proxy at any time before it is exercised by:

•	delivering written notice to the Secretary of United; or

•	attending and voting at the special meeting.

Who Will Solicit Proxies

Directors, officers and employees of United and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of United common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. United will pay all costs of solicitation of proxies. [United has engaged _________________ at an estimated cost of $_______, plus expenses, to assist in the distribution of these materials and solicitation of proxies of banks, brokers, and other institutional investors and [telephone solicitation of beneficial owners of shares held in street name].]

Required Vote and Quorum

An affirmative vote of the majority of the outstanding shares entitled to vote is required to approve the proposed amendment to the Restated Articles of Incorporation. In counting votes for approval of the proposed amendment, abstentions, broker non-votes and other shares not voted will have the same effect as shares voted against the proposal.

A majority of the shares entitled to vote at the special meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes count for quorum purposes.

Proposed Amendment to the Restated Articles of Incorporation

The board of directors has unanimously approved, and recommends that the Corporation's shareholders approve, the proposed amendment to the Restated Articles of Incorporation attached as Exhibit A to this proxy statement. The board of directors determined the approval of the proposed amendment to authorize a class of preferred stock would be in the best interests of the Corporation and its shareholders.

The primary reason for proposing to authorize a class of preferred stock is to give the Corporation the ability to participate in the United States Department of the Treasury's ("Treasury") Capital Purchase Program ("CPP"). Treasury implemented the CPP under the Emergency Economic Stabilization Act of 2008. Under the CPP, Treasury will purchase up to $250 billion of senior preferred shares ("CPP Preferred Shares") on standardized terms determined by the Treasury. The term sheet published by Treasury as of the date of this proxy statement is attached as Exhibit B to this proxy statement. Among other standardized terms, the CPP Preferred Shares will:

•	rank senior to shares of common stock;
•	pay a cumulative dividend rate of 5% annually for the first five years and 9% annually after year five;
•	be non-voting, except for class voting rights on matters that could adversely affect the shares;
•	be callable at par after three years;
•	have a liquidation preference value of $1,000 per share; and
•	be freely transferable.

Treasury could change the terms offered under the CPP. If it does, the terms of securities that would be issued by the Corporation would conform to the terms required by Treasury, which might not be the same as described in this proxy statement.

In conjunction with the sale of the CPP Preferred Shares, the Corporation would also issue to Treasury warrants to purchase shares of common stock with an aggregate market price equal to 15% of the CPP Preferred Shares investment. See Exhibit B for a description of the terms applicable to the Warrants as of the date of this proxy statement.

The board of directors believes that participation in the CPP will be beneficial to the Corporation and its shareholders. The CPP Preferred Shares will qualify as Tier 1 regulatory capital. Thus, a sale of the CPP Preferred Shares will allow the Corporation to access capital to increase its already solid regulatory capital levels. Increasing the Corporation's regulatory capital levels will allow the Corporation to respond to market conditions and to grow the Corporation both organically and through strategic acquisition opportunities.

If the Corporation's shareholders approve the proposed amendment and authorize a class of preferred stock, then the Corporation anticipates that it will participate in the CPP if Treasury determines it is eligible to do so. The CPP requires the Corporation to sell Treasury a minimum amount of CPP Preferred Shares equal to one percent of its risk-weighted assets and a maximum amount of CPP Preferred Shares equal to three percent of its risk-weighted assets. As of September 30, 2008, the Corporation's consolidated risk-weighted assets were $686,868,000. As of the date of this proxy statement, the Corporation does not know the specific amount of CPP Preferred Shares that it will sell to Treasury if it participates in the CPP. Regardless of the amount of CPP Preferred Shares that the Corporation might sell to Treasury, additional shares of preferred stock will be authorized for issuance for other purposes if the proposed amendment is approved.

The following discussion summarizes the material provisions of the proposed amendment and the terms of the preferred stock. This summary is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Exhibit A to this proxy statement.

The proposed amendment includes a provision authorizing the board of directors to issue up to 2,000,000 shares of preferred stock. The provision would permit the board to authorize the issuance of preferred stock without additional shareholder approval, with such relative rights and preferences as may be established by resolution of the board of directors. The terms of the shares to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters would be determined by the board of directors. No class of preferred stock is presently authorized by the Corporation's current Restated Articles of Incorporation.

The proposed amendment would empower the board of directors to determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the preferred stock, including, among other things: (i) the designation of each class or series and the number of shares in the class or series; (ii) the dividend rights, if any, of the class or series; (iii) the voting rights, if any (in addition to any prescribed by law), of the holders of shares of the class or series; (iv) the rights, if any, to convert or exchange the shares into or for other securities; (v) the conditions or restrictions, if any, on specified actions of the Corporation affecting the rights of the shares; (vi) the redemption provisions, if any, of the shares; (vii) the preference, if any, to which any class or series would be entitled in the event of the liquidation or distribution of the Corporation's assets; and (viii) the provisions of a sinking fund, if any, provided for the redemption of the preferred stock.

In addition to giving the Corporation the ability to participate in the CPP, the board of directors believes that the availability of preferred stock would provide the Corporation with flexibility of action for possible future transactions, acquisitions, employee benefit plans and other corporate purposes. These purposes might include raising regulatory capital through the issuance of additional shares of preferred stock. Because of disruptions in the capital and credit markets and relatively low common stock prices, opportunities to raise capital on favorable terms that were previously available to bank holding companies such as the Corporation are no longer available. The sale of preferred stock by bank holding companies to raise capital is becoming a common practice in the capital markets. The board believes not having a class of preferred stock available for issuance could compromise the Corporation's ability to access capital markets when needed. Authorization of preferred stock would permit the board of directors to choose the exact terms of the class or series at the time of issuance to promptly respond to investor preferences, developments in types of preferred stock, market conditions and the nature of a specific transaction.

It may be advantageous in some cases to pay investors dividends on equity rather than interest on debt. Preferred stock could allow the Corporation to offer equity that is potentially less dilutive of the relative equity value of the holders of its common stock than would be the case if additional shares of common stock were issued. Preferred stock typically does not enjoy dividend growth corresponding to growth in a company's earnings. In addition, preferred stock can be subject to redemption, which could permit the Corporation to limit the dilutive effect on the holders of its common stock.

The board of directors could authorize shares of preferred stock which have voting, dividend or other preferences over shares of its common stock and the issuance of preferred stock could dilute the voting power, equity position or share of earnings of common shareholders. Although the board of directors has no present plan or proposal to do so, preferred stock could be used to discourage or impede an attempt to obtain control of the Corporation by merger, tender offer, proxy contest or other means and could be used to inhibit the removal of incumbent management. At this time, the Corporation's management is not aware of any attempts to obtain control of the Corporation.

If the proposed amendment is approved, no further shareholder action to authorize the issuance of preferred stock would be required before issuance of the shares. This would permit the board of directors to authorize issuance of preferred stock without delay and provide the Corporation with flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate transactions.  The preferred stock would enable the Corporation to respond to market conditions and favorable acquisition or other opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve a contemplated preferred stock issuance.   The delay and expense of seeking shareholder approval at the time of issuance could deprive the Corporation and its shareholders of the ability to effectively benefit from these opportunities as they may arise from time to time. The board believes that being able to promptly and efficiently react to these opportunities puts the board and management in a position to take actions that serve the best interests of the Corporation and its shareholders. Except for possible participation in the CPP, the board presently does not have any plan or proposal to issue preferred stock.

Your Board of Directors Unanimously Recommends that
You Vote FOR Approval of the Proposed Amendment
to the Restated Articles of Incorporation

Ownership of United Common Stock

Five Percent Shareholders

Listed below is the only holder known by management to have been the beneficial owners of more than 5% of the outstanding shares of United common stock as of October 31, 2008.

Amount and Nature of Percent of Name and Address of Beneficial Owner	Beneficial Ownership	Class

Lilley & Co., a nominee of United Bank & Trust as Trustee P.O. Box 248, Tecumseh, MI 49286	437,014 (1)	8.65%

(1)

United Bank & Trust as Trustee has sole voting and sole investment powers with respect to 396,886 of the shares, and shared voting and shared investment powers with respect to the remaining 40,128 of these shares. It is the policy of the Bank's Wealth Management Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Wealth Management Group will generally vote as directed by the management of the Company.

Ownership of United Common Stock by Management

The table below discloses the name of each director and executive officer of the Corporation, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total common stock of the Corporation outstanding and entitled to vote as of October 31, 2008, according to information furnished to the Corporation by these persons. The table also discloses the total number of shares beneficially owned by all of the directors and executive officers as a group, and the percentage of ownership of the group in relation to the total common stock of the Corporation outstanding and entitled to vote as of October 31, 2008, according to information furnished to the Corporation by these persons.

The numbers of shares shown below includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has voting power, shared voting power, sole investment power or shared investment power. Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan. Options granted under the Company's Stock Option Plan are included in the table to the extent that they are vested or will vest within sixty days of the record date.

	Amount and Nature of Beneficial Ownership				Total Shares (A+D)(1)	% of Total (2)
Name of Beneficial Owner	(A) Shared	(B) Sole	(C) Vested Options	(D) Total Sole (B+C)

Directors of United Bancorp, Inc.
Stephanie H. Boyse	-	3,270	3,032	6,302	6,302	*
James D. Buhr	-	872	4,636	5,508	5,508	*
Joseph D. Butcko	-	24,538	2,205	26,743	26,743	*
Robert K. Chapman	3,070	11,733	26,645	38,378	41,448	*
John H. Foss	-	5,306	2,206	7,512	7,512	*
David S. Hickman	-	87,336	15,280	102,616	102,616	1.99%
James C. Lawson	47,742	26,716	2,205	28,921	76,663	1.49%
Robert G. Macomber	10,772	-	2,205	2,205	12,977	*
Donald J. Martin	-	135,942	2,340	138,282	138,282	2.68%
David E. Maxwell	7,068	81,869	2,340	84,209	91,277	1.77%
Kathryn M. Mohr	18,165	800	2,205	3,005	21,170	*

Executive Officers Who Are Not Directors of the Company						*
Todd C. Clark	1,242	251	10,829	11,080	12,322	*
Gary D. Haapala	1,375	-	1,980	1,980	3,355	*
Randal J. Rabe	1,464	557	12,929	13,486	14,950	*
Joseph R. Williams	87	4,683	6,715	11,398	11,485	*

All Directors and Executive Officers as a Group					572,610	11.12%

(1)	Includes shares pledged as security of 10,000 shares for Mr. Hickman and 9,964 shares for Mr. Macomber.

(2)	The symbol "*" shown in this column indicates ownership of less than 1% of the current outstanding common stock.

Shareholder Proposals

Any proposal (other than nomination of a director) by a shareholder of the Corporation, to be considered for inclusion in the proxy statement for the 2009 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Corporation by November 17, 2008.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

Incorporation of Certain Information by Reference

The information incorporated by reference into this proxy statement is an important part of this proxy statement. Any statement contained in a document that is incorporated by reference into this proxy statement is automatically updated and superseded if information contained in this proxy statement, or information that we later file with the SEC, modifies or replaces the information. The following items in documents filed by the Corporation with the SEC are incorporated by reference into this proxy statement:

•	Part II, Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the year ended December 31, 2007; and

•	Part I, Items 1, 2 and 3 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

We will provide to each person, including any beneficial owner, to whom this proxy statement is delivered, a free copy of any or all of the information that has been incorporated by reference into this proxy statement but not delivered with this proxy statement. To receive a free copy of this information, call or write to United Bancorp, Inc., attn: Randal J. Rabe, 205 East Chicago Boulevard, Tecumseh, Michigan 49286, telephone number (517) 423-8373. We also maintain a website that contains additional information about us (http://www.ubat.com). The documents incorporated by reference in this proxy statement are also available on our website. Other information on our website is not part of, or incorporated by reference into, this proxy statement. Representatives of BKD, LLP, the Corporation's independent public accounting firm, are expected to be present at the special meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

By Order of the Board of Directors

[Insert electronic signature]

Randal J. Rabe
Executive Vice President and Chief Financial Officer

EXHIBIT A

Article III of United Bancorp, Inc.'s Restated Articles of Incorporation is deleted in its entirety and replaced with the following:

ARTICLE III

                    The total authorized capital stock of the corporation is 12,00,000 shares of stock divided into two classes, as follows:

          A.          10,000,000 shares of common stock; and

          B.          2,000,000 shares of preferred stock.

                    The following provisions apply to the authorized capital stock of the corporation:

          1.          Provisions Applicable to Common Stock.

a.          No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

b.          Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

c.          Rights on Liquidation. On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

d.          Voting. At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

          2.          Provisions Applicable To Preferred Stock.

a.          Provisions to be Fixed by the Board of Directors. The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issue of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)          The distinctive designation and number of shares comprising the series, which number may (except where otherwise provided by the board of directors in creating the series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors.

(2)          The stated value of the shares of the series.

(3)          The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends will be payable, whether and upon what conditions dividends will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)          Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)          The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)          Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)          Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)          The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)          Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)          Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

                    b.          Provisions Applicable to All Preferred Stock.

(1)          Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)          Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)          Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issue of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

EXHIBIT B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants
(As published by the U.S. Treasury on October 31, 2008)

Summary of Senior Preferred Terms

Issuer:

Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Company ("SLHC"); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the "UST").

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:

Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:

The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:

Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:

For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:

The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:

The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".

Voting rights:

The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:

The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:

The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:

The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:

In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:

In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:

In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

UNITED BANCORP, INC.

P R O X Y	205 East Chicago Boulevard Tecumseh, Michigan 49286	P R O X Y

Special Meeting of Shareholders November __, 2008

The undersigned shareholder appoints David S. Hickman and Robert K. Chapman, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the special meeting of shareholders of United Bancorp, Inc. referred to above and any adjournment of the meeting, on all matters that come before the meeting and on all matters incident to the conduct of the meeting, including any vote to adjourn the meeting.

The undersigned acknowledges receipt from United Bancorp, Inc., before execution of this proxy, of the Notice of the Special Meeting and a Proxy Statement.

Approval of the proposed amendment to United Bancorp, Inc.'s Restated Articles of Incorporation.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(Instruction: Please mark your vote with an "X" using ink only.)

Your board of directors recommends that you vote FOR approval of the proposal.

This proxy is solicited by the board of directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for approval of the proposal. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.

Dated: __________________, 2008	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

YOUR VOTE IS IMPORTANT!
Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope